YCM CPA, Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 6) of VIVIC CORP. of our report dated May 16, 2022, with respect to the consolidated balance sheet of VIVIC CORP., and its subsidiaries as of December 31, 2021, and the related consolidated statement of income and comprehensive income, changes in equity and cash flows for the year ended December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA, Inc.

PCAOB ID 6781

Irvine, California

September 1, 2022